O C W E N




                    ANNUAL SERVICER COMPLIANCE STATEMENT
                   PURSUANT TO ITEM 1123 OF REGULATION AB

March 8, 2007


RE: SASCO 2006-S2


For the fiscal year ended December 31, 2006 (the "Reporting Period"), Ocwen Loan Servicing, LLC ("OLS") furnishes this annual servicer compliance statement pursuant to Item 1123 of Regulation AB, indicating its compliance with the servicing standards of the Securities & Exchange Commission as set forth in Regulation AB, 17 CFR 229.1100, et seq., ("Regulation AB"). In this regard, I make the following representations, which are true to the best of my knowledge and belief in all material respects.


1. A review of the servicing activities of OLS during the Reporting Period, and of its performance under the Securitization Servicing Agreement for SASCO 2006-S2 (the "Agreement"), has been performed under my supervision.

2. To the best of my knowledge, based on this review, OLS has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.



                                       By:    Ronald M. Faris
                                          -----------------------------
                                       Name:  Ronald M. Faris
                                       Title: President




                         Ocwen Loan Servicing LLC
                      1661 Worthington Road Suite 100
                             Centrepark West
                         West Palm Beach, FL 33409